Exhibit 2.1

EXECUTION

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RONDO PARTNERS, LLC

Dated as of January 31, 2020

THE UNITS EVIDENCED AND GOVERNED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS BY REASON OF THEIR ISSUANCE IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. THE UNITS EVIDENCED AND GOVERNED BY THIS AGREEMENT MUST BE HELD INDEFINITELY UNLESS (A) A SUBSEQUENT DISPOSITION THEREOF IS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR IS EXEMPT FROM REGISTRATION THEREUNDER AND (B) THE OTHER RESTRICTIONS ON TRANSFER OF SUCH MEMBERSHIP INTERESTS CONTAINED IN THIS AGREEMENT ARE COMPLIED WITH IN CONNECTION WITH SUCH SUBSEQUENT DISPOSITION.

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AMENDED AND RESTATED OPERATING AGREEMENT

OF

RONDO PARTNERS, LLC

This Amended and Restated Operating Agreement of Rondo Partners, LLC, a Delaware limited liability company (the “Company”), is made as of January 31, 2020 (this “Agreement”), by and among the Company, Rondo Acquisition LLC, a Delaware limited liability company (“Amneal”), the Darren Thomas Shirley Business Trust (the “DTS Trust”), the Steve Shirley Business Trust (the “SS Trust” and, together with the DTS Trust, the “Rollover Sellers”), and each other Person who after the date hereof becomes a Member and a party to this Agreement by executing a Joinder Agreement.

WHEREAS, the Company was previously governed by the Operating Agreement of the Company, dated as of January 7, 2020 (the “Initial Agreement”);

WHEREAS, (i) the Company is the sole member of, and owner of all of the issued and outstanding equity interests in, Rondo Top Holdings, LLC, a Delaware limited liability company (“Rondo Top Holdings”), (ii) Rondo Top Holdings is the sole member of, and owner of all of the issued and outstanding equity interests in, Rondo Holdings, LLC, a Delaware limited liability company (“Rondo Holdings”), (iii) Rondo Holdings is the sole member of, and owner of all of the issued and outstanding equity interests in, Rondo Intermediate Holdings, LLC, a Delaware limited liability company (“Rondo Intermediate Holdings”), and (iv) Rondo Intermediate Holdings is the sole member of, and owner of all of the issued and outstanding equity interests in, Dixon-Shane, LLC d/b/a R&S Northeast LLC, a Kentucky limited liability company, and AvKARE, LLC, a Tennessee limited liability company (each, a “Company Entity” and together, the “Company Entities”);

WHEREAS, Amneal, the Company Entities, the Rollover Sellers and the other parties thereto previously entered into that certain Equity Purchase Agreement, dated as of December 10, 2019 (the “Purchase Agreement”), pursuant to which, among other things, Amneal agreed to purchase the Purchased Equity (as defined in the Purchase Agreement) upon the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in its entirety and enter into this Agreement in order to set forth their binding agreement as to the affairs of the Company, the conduct of its business and certain rights with respect to the relationship among the parties hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINED TERMS

Section 1.1 Definitions. Unless the context otherwise requires, capitalized terms shall have the meanings ascribed to such terms on Exhibit A.

ARTICLE II.

FORMATION AND TERM

Section 2.1 Formation. The Company was formed under the laws of the State of Delaware on January 7, 2020 as a Delaware limited liability company by the execution and filing of the Certificate with the Secretary of State of the State of Delaware under and pursuant to the Delaware Act. The Board of Managers shall cause to be executed all necessary certificates and documents, and shall make all such filings and recordings, and shall cause to be done all other acts as may be necessary or appropriate from time to time to comply with all requirements for the continued existence and operation of a limited liability company in the State of Delaware. The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in such Member’s capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.2 Name. The name of the Company shall be “Rondo Partners, LLC”. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Board of Managers.

Section 2.3 Term. The term of the Company commenced on the date of the filing of the Certificate with the office of the Secretary of State of the State of Delaware and will continue until dissolution in accordance with Article XIII of this Agreement.

Section 2.4 Registered Office and Registered Agent. The Board of Managers shall designate a registered agent and office within the State of Delaware. At any time, the Board of Managers may designate an alternate registered office or registered agent.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain its books and records at such principal place of business. The Company may have such other offices (within or without the State of Delaware) as the Board of Managers may designate from time to time.

Section 2.6 Qualification in Other Jurisdictions. The Company will be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable.

ARTICLE III.

PURPOSE, POWERS AND OPERATION OF THE COMPANY

Section 3.1 Purpose. The Company was formed to carry on any lawful business, purpose or activity as the Board of Managers may determine. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other applicable law, together with any powers incidental thereto, which are necessary or convenient for the conduct, promotion or attainment of the business, purposes or activities of the Company. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to be done by a limited liability company formed under the laws of the State of Delaware.

Section 3.2 Powers of the Company. Subject to the provisions of this Agreement, (a) the Company was formed for the purpose of engaging in any activity permitted under applicable law, (b) the Company may, execute, deliver and perform any and all contracts and engage in all activities and transactions necessary or advisable to carry out the foregoing purpose, all without any further act, vote or approval of any Member, and (c) the Board of Managers may authorize any Person (including any Member or Officer) to execute, deliver and perform any contract and engage in all activities and transactions necessary or advisable to carry out the foregoing purpose on behalf of the Company.

Section 3.3 No State-Law Partnership. The Members intend that the Company shall not constitute or be treated as a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purposes other than federal, and if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the immediately preceding sentence, the Members intend that the Company shall be treated as a partnership for federal tax and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns, and otherwise take all tax and financial reporting positions, in a manner consistent with such treatment. Neither the Members nor the Company shall make any election under Treasury Regulations §301.7701-3, or any comparable provisions of state or local law, to treat the Company as an entity other than a partnership for federal tax or state or local income tax purposes.

ARTICLE IV.

UNITS; CAPITAL CONTRIBUTIONS; CAPITAL CALLS; CAPITAL ACCOUNTS

Section 4.1 Units.

(a) Classes. The Units may be divided into separate and distinct classes of Units in the Company (each, a “Class” of Units), each of which shall carry the rights, preferences, and privileges as set forth herein. The Company may issue Class A Common Units (the “Class A Common Units”) and Class B Common Units (the “Class B Common Units” and collectively with the Class A Common Units, the “Common Units”). The Class A Common Units shall initially be issued solely to Amneal and the Class B Common Units shall initially be issued solely to the Rollover Sellers. Each holder of Common Units shall be entitled to one vote per Common Unit on all matters presented to or requiring a vote of the Members.

(b) Additional Units. Subject to the terms of this Agreement, the Board of Managers may issue additional Units from time to time, which may be subject to such vesting schedules, if any, as the Board of Managers shall determine at the time of such issuance. Subject to the terms of this Agreement, the Company is authorized to issue restricted Units, Unit appreciation rights, phantom Units, and other securities convertible, exchangeable or exercisable for Units, on such terms as may be determined by the Board of Managers or a duly authorized committee thereof.

Section 4.2 Members and Capital Contributions. As of the date hereof, the name, address, Capital Contributions of, and the number and class Units held by, and the Common Percentage Interest and Class B Percentage Interest, as applicable, of, each Member are set forth on Schedule A attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement. No additional Capital Contributions by any Member shall be required in respect of their Units after the issuance thereof without the consent of such Member.

Section 4.3 Member’s Interest.

(a) Interests in the Company shall be represented solely by units of limited liability company interest (each a “Unit”). The rights, preferences, powers, qualifications, limitations and restrictions of the Units shall be as set forth in this Agreement (as may be amended from time to time).

(b) The Units shall be issued in non-certificated form. As of the effective date of this Agreement, the Company and the Members have not elected that any Units in the Company be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware or be evidenced by any certificates, and no Units in the Company are evidenced by any certificates.

(c) A Member’s Units will for all purposes be personal property. A Member has no interest in specific property of the Company.

Section 4.4 Status of Capital Contributions.

(a) Except as otherwise expressly provided or permitted in this Agreement, no Member shall have any right to the return of such Member’s Capital Contribution, or any other amounts or capital from the Company, nor shall any Member have any right to receive any property from the Company other than cash, except as otherwise provided in this Agreement. Further, no return of a Member’s Capital Contributions will be made hereunder if such distribution would violate applicable law. Under circumstances requiring a return of any Capital Contributions, no Member will have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

(b) No Member will receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement, provided, that, nothing herein shall be construed to preclude any Member from serving the Company or any Company Entity in any other capacity and receiving reasonable compensation for such service. No provision set forth in this Agreement shall be construed as conferring upon any Member the right to employment by the Company.

Section 4.5 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

Section 4.6 Withdrawals and Returns of Capital. No Member shall be entitled to withdraw or receive any return of, or demand the return of, its Capital Contribution, or any other assets or capital, from the Company, including any property or cash, except as otherwise expressly provided in this Agreement. No Member shall have priority over any other Member as to the return of the amount of its Capital Contribution to the Company on its liquidation, other than as set forth in this Agreement.

Section 4.7 Advances. If any Member advances or loans any funds to the Company in excess of its Capital Contributions, (a) the amount of such advance will neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company, (b) any such advance will be payable and collectible only out of Company Assets, and the other Members will not be personally obligated to repay any part thereof, and (c) such Member will not have or acquire, as a result of making such advance or loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

Section 4.8 Creditors Not Benefited. The provisions of this Agreement are intended to benefit only the Company, the Board of Managers, the Members and their respective permitted successors and assigns and the Indemnified Persons. It is not intended that these provisions benefit, and such provisions are not enforceable by, any creditors of the Company, the trustee in bankruptcy of the Company or any other Persons (other than the members of the Board of Managers, the Members and their respective permitted successors and assigns and the Indemnified Persons).

ARTICLE V.

MEMBERS

Section 5.1 Powers of Members. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board of Managers, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose. Without limiting the generality of the foregoing and except as required by the Delaware Act, this Agreement or the Certificate, (a) no Member shall have the power to participate in the management of the Company and (b) the Members shall not be entitled to vote on any matter. To the extent a vote of, or consent by, “members” is required under the Delaware Act, or is otherwise sought by the Company, each Member holding Common Units shall be entitled to one vote per Common Unit on all matters to be so voted on.

Section 5.2 Limited Liability of Members.

(a) Except for any indemnification obligations under the Purchase Agreement, no Member shall have any personal liability whatsoever in its capacity as a Member, whether to the Company, to any of the Members or to the creditors of the Company, for the debts, liabilities, contracts or any other obligations of the Company or for any losses of the Company. A Member shall be liable only to make the initial Capital Contributions in accordance with Section 4.2 and to return distributions distributed to such Member to the extent required by the Delaware Act and other applicable law if such distributions were made in violation thereof. Except as otherwise set forth in this Agreement, a Member shall not be required to lend any funds to the Company or to repay to the Company, any Member or any creditor of the Company all or any portion of any negative amount of such Member’s Capital Account.

(b) Any return or repayment of a Member’s Capital Contribution and any payment in respect of the Member’s interest in the Company and any other amounts that may be due to a Member from the Company shall be made only from the Company Assets to the extent available therefor.

Section 5.3 Waiver of Corporate Opportunity. The Company and each of the Members acknowledge and agree that (a) the Company and each Class B Member hereby renounces any interest or expectancy in an Excluded Business Opportunity, (b) the corporate opportunity doctrine (or any analogous doctrine) under applicable Delaware and federal statutes shall not apply with respect to the Class A Members or any of their Affiliates, directors, managers, officers, employees, or holders of their or their Affiliates’ respective Equity Securities and (c) no Class A Member (or Class A Manager) nor any of their Affiliates, directors, managers, officers, employees or holders of their or their Affiliates’ respective Equity Securities shall have any obligation to communicate or offer any Excluded Business Opportunity to the Company or any Member and may pursue any Excluded Business Opportunity solely for its own account.

Section 5.4 Restrictive Covenants.

(a) For so long as any Class B Member (such Members, the “Restricted Parties”) or any such Class B Member’s Permitted Transferee owns a direct or indirect beneficial interest in the Company, whether as indirect owners of a Member or otherwise, and for three (3) years following the date on which such Member or such Permitted Transferee or such Member ceases to own such an interest in the Company (such period with respect to each Restricted Party, the “Restricted Period”), such Restricted Party shall not, and shall cause its respective Affiliates, members, shareholders and trustees not to, directly or indirectly, (except in service of the Company or its Affiliates, including the Company Entities), (i) manage, operate, control or in any capacity, engage in or have any direct or indirect ownership interest in, (ii) sponsor, advise, provide funding to or otherwise assist any other Person to engage in or (iii) permit its name to be used in connection with any business in North America (the “Restricted Territory”) which is engaged, either directly or indirectly, in the Restricted Business; provided, that (A) the passive beneficial ownership (as defined in Section 13(d) of the Exchange Act) of less than 2% of the outstanding equity securities of a publicly-held corporation that is engaged in a Restricted Business within the Restricted Territory, (B) the ownership and operation of a logistics services company operating in the pharmaceutical industry or the sale of medical surgical and laboratory consumables and supplies, durable medical equipment and other non-pharmaceutical items, (C) the ownership of and operation of the business of Apace KY LLC, a Kentucky limited liability company d/b/a Apace Packaging LLC, in substantially the same manner and scope as such business is currently conducted, and (D) any of those activities listed on Schedule 7.07 of the Purchase Agreement, shall not be deemed, solely by reason thereof, a violation of this Schedule 5.4(a). For purposes of this Agreement, the term “engage in” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, owner, investor, agent, employee executive, consultant or otherwise or rendering any direct or indirect service or assistance to any Person.

(b) Each Restricted Party covenants that for so long as it owns a direct or indirect beneficial interest in the Company, whether as indirect owners of a Member or otherwise, and for two (2) years following the date on which such Member ceases to own such an interest in the Company, such Restricted Party shall not (except in the furtherance of the Restricted Parties duties as an employee of the Company or any of its Affiliates), directly or indirectly, individually or on behalf of any other Person, (i) solicit, aid or induce any employee, representative or agent of the Company’s and its subsidiaries’ and affiliates’ (collectively, the “Company Group”) to leave such employment or retention or to accept employment with or render services to or with any other Person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, other (x) than any such employee, representative or agent whose employment has been terminated by the Company Group and (y) his personal assistant(s), (ii) solicit, aid or induce (or attempt to do any of the foregoing) directly or indirectly, any current or prospective customer of the Company Group with whom the Restricted Party substantially dealt with at any time during the last two years of the Class B Member’s status as a Member of the Company to purchase goods or services then sold in connection with the Company’s business from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer or (iii) interfere in any manner with the relationship of the Company Group and any of its vendors. An employee, representative or agent shall be deemed covered by this Section 5.4(b) while so employed or retained by the Company Group and for six months thereafter. Anything to the contrary herein notwithstanding, the following shall not be deemed a violation of this Section 5.4(b): (A) the Restricted Party’s solicitation of the Company Group’s customers and/or vendors in connection with, and directly related to, his engaging in a business that complies with Section 5.4(a); (B) the Restricted Party’s responding to an unsolicited request for an employment reference regarding any former employee of the Company Group from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee; or (C) if an entity with which the Restricted Party is associated hires or engages any employee of the Company Group, if the Restricted Party was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Restricted Party shall be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee only if the Restricted Party (x) directs a third party to solicit or hire the employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.

(c) The Company, the Restricted Parties and the other Members mutually agree that it is in the interest of all parties for the Restricted Parties to enter into the restrictive covenants set forth in this Section 5.4 to, among other things, protect the legitimate business interests of the Company and the Members. The Company, the Restricted Parties and the Members further acknowledge and agree that (i) the Company would not have entered into this Agreement or the Purchase Agreement but for the restrictive covenants of the Restricted Parties set forth in this Section 5.4, (ii) such restrictive covenants have been made by the Restricted Parties in order to induce the Company to enter into this Agreement and the Purchase Agreement and (ii) each Restricted Party, as applicable, recognizes and agrees that such Restricted Party can comply with the restrictive covenants contained in this Section 5.4 and still find gainful employment without violating the agreements and covenants contained herein. For the avoidance of doubt, the provisions of this Section 5.4 are not intended to, and shall not, result in any modification of the covenants contained in the Purchase Agreement or any other agreement entered into between any Restricted Party and any Company Entity, and, in this regard, to the extent any of the covenants in this Agreement overlap with the covenants contained in the Purchase Agreement or any such agreement, the provision that is more restrictive upon the Restricted Party shall control.

(d) The Company, the Restricted Parties and the other Members acknowledge and agree that: (i) the time, scope, and other provisions of this Section 5.4 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable and necessary under the circumstances; and (ii) if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds pursuant to a final judgment that any portion of this Section 5.4 is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions that are held unenforceable.

(e) The Company, the Restricted Parties and the other Members acknowledge and agree that any breach by any Restricted Party of any of the provisions of this Section 5.4 may cause irreparable damage to the Members and the Company, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate. Accordingly, each Member and the Company shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain injunctive relief restraining any actual or threatened breach of this Section 5.4 and to have this Section 5.4 specifically enforced without need to post bond and to recover their reasonable attorneys’ fees and costs incurred thereby, it being agreed that any actual or threatened breach of this Section 5.4 would cause irreparable injury and that money damages would not provide an adequate remedy.

(f) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The provisions of this Section 5.4 shall be in addition to, and not in limitation of, any other similar provisions to which any Restricted Party is bound or may be bound in the future. The covenants contained in this Section 5.4 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. If any court holds any of the restrictions or covenants contained in this Section 5.4 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided in this Section 5.4 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(g) The Company shall be entitled to provide a copy of this Section 5.4 and any terms incorporated herein to any Person that the Company reasonably believes may be employing or retaining the services of any Restricted Party in violation of this Section 5.4.

(h) For the avoidance of doubt, the foregoing restrictions shall not apply to the operation of any Company Entity following the date hereof pursuant to the terms of this Agreement or any other agreement to which any Company Entity is a party.

Section 5.5 Additional Members. Subject to Section 9.3, the parties hereto agree that as a condition precedent to the issuance by the Company of any Units to any Person other than a Member, the Company shall require such Person to execute a Joinder Agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”) and thereby enter into and become a party to this Agreement.

ARTICLE VI.

BOARD OF MANAGERS; OFFICERS

Section 6.1 General; Authority. Subject to the restrictions contained in this Agreement, the Board of Managers will manage the Company in accordance with this Agreement and will have full, exclusive and complete discretion, power and authority to manage, control, administer and operate the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as the Board of Managers deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. All action required or permitted to be taken by the Company may be taken by the Board of Managers or by or at the direction of one or more Officers of the Company appointed pursuant to the provisions hereof, who will be subject to the supervision, direction and control of the Board of Managers. The Board of Managers will have the power and authority to direct the Officers to, and the Officers will upon such direction by the Board of Managers, take such action as the Board of Managers deems proper, convenient or advisable to carry on the business and purposes of the Company and to exercise any and all of the powers of the Company set forth in Section 3.2 and, consistent with such direction, will have the authority to bind the Company. The Board of Managers shall manage the Company in accordance with applicable law.

Section 6.2 Managers.

(a) Designation Rights. The Board of Managers shall be comprised of three Managers (which number may be modified by the vote of the Board of Managers). Two Managers (the “Amneal Managers”) shall be elected by a Majority in Interest of the Class A Members, and shall initially be Chirag Patel and Todd Branning. One Manager (the “Class B Manager”) shall be elected by a Majority in Interest of the Class B Members and shall initially be Steve Shirley. Each Manager shall be a “manager” of the Company for all purposes of the Delaware Act. The Board of Managers may elect a Chairman, who shall initially be Chirag Patel.

(c) Resignation; Removal. Any Manager may resign at any time upon written notice to the Company. Such resignation shall be effective upon receipt thereof by the Company or at such time as may be specified in the notice of resignation. Each Class A Manager may only be removed with the vote of a Majority in Interest of the Class A Members. The Class B Manager may only be removed (i) with the vote of a Majority in Interest of the Class B Members or (ii) for Cause by the Class A Managers. If any Class B Manager is removed as an officer of the Company, then the Class B Members shall remove such Class B Manager as a Manager of the Company and appoint a replacement Class B Manager to the Board of Managers.

(d) Vacancies. In the event that a vacancy is created on the Board of Managers at any time by the death, disability, retirement, resignation or removal (with or without Cause) of a Manager, then the class of Members that elected such Manager shall have the right to elect a replacement Manager to fill such vacancy at any time and from time to time.

(e) Compensation of Managers. Unless otherwise determined by the Board of Managers, Managers shall not be entitled to compensation from the Company for their services as a Manager. The Company shall reimburse all Managers for their reasonable travel, lodging and meal expenses in connection with their attendance at meetings of the Board of Managers and any committees thereof.

(f) Limitation of Liability. Except as otherwise prohibited by applicable law and subject to the provisions of this Section 6.20, neither the Board of Managers nor any Manager shall be liable, responsible or accountable for damages or otherwise to the Company or any Member for any action taken or failure to act within the scope of the authority conferred on the Board of Managers or the Managers by this Agreement, by applicable law or by the Members.

(g) No Exclusive Duty to Company. Except as otherwise provided in this Agreement or any other agreement entered into between any Company Entity and the applicable Manager, no Manager, in such capacity, is required to manage the Company as such Manager’s sole and exclusive function, and each Manager may have other business interests and may engage in other activities in addition to those relating to the Company, except where such interests or activities are inconsistent with this Agreement or the Manager’s duties and responsibilities under Delaware law. Neither the Company nor any Member has any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Manager or to the income or proceeds derived therefrom. Notwithstanding the foregoing, a Manager that is also an officer of a Company Entity may be subject to certain covenants as may be included in such individual’s employment agreement with a Company Entity or otherwise.

Section 6.3 Board Meetings.

(a) Board Meetings. Meetings of the Board of Managers shall take place from time to time, but not less frequently than once each fiscal quarter. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board of Managers or, in the case of a special meeting of the Board of Managers, by the Person(s) calling the meeting as provided herein. Special meetings of the Board of Managers may be called by any Manager. Written notice of every meeting of the Board of Managers or any committees thereof shall be given to each Manager at least five calendar days prior to the date of such meeting. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement. Notice of any meeting of the Board of Managers may be given personally, by mail, courier, electronic mail or other reasonably appropriate written means. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or a consent in lieu of meeting or an approval of the minutes of a meeting, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice. At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by a chairman selected by a majority of the Board of Managers in attendance at such meeting.

(b) Quorum. The presence (either in person or by proxy) of at least two Managers shall constitute a quorum for the transaction of the business of the Board of Managers at any meeting of the Board of Managers.

(c) Minutes. The decisions and resolutions of each meeting of the Board of Managers shall be reported in minutes, which shall state the date and place of the meeting, the Managers present, the resolutions put to a vote and the results of the voting. The minutes shall be filed in the minute book of the Company at the principal place of business of the Company. The chairman of each meeting shall appoint a Person to act as secretary of each meeting of the Board of Managers, which person shall take the minutes of such meeting. A copy of the minutes shall be provided to each Manager upon request.

(d) Action by Consent of the Board of Managers. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if a majority of the Managers consent thereto in writing. Any consent satisfying the provisions of this Section 6.3(d) shall have the same effect as a vote of the members of the Board of Managers at a duly convened meeting of the Board of Managers. The consents shall be filed in the minute book of the Company at the principal place of business of the Company.

(e) Telephone Conference. Managers may participate in a meeting of the Board of Managers or any committee thereof through the use of conference telephone or similar communications equipment; provided, that all of the Managers participating in such meeting can communicate with each other. Participation in a meeting pursuant to this Section 6.3(e) shall constitute presence at the meeting for all purposes.

(f) Committees. The Board of Managers may, from time to time, by enabling resolutions adopted by the Board of Managers, designate one or more committees. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Board of Managers, shall have and may exercise any or all of the authority of the Board of Managers. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum, and the affirmative vote of a majority of the members of such committee present shall be necessary for the adoption of any resolution. The Board of Managers may dissolve any committee at any time.

Section 6.4 Voting.

(a) Voting. Except as set forth in Section 6.3(d) or Section 6.4(b), the actions and decisions of the Board of Managers shall be determined at meetings of the Board of Managers at which a quorum is present by the vote of a majority of the Managers (which, other than with respect to Extraordinary Matters, for the avoidance of doubt, shall consist of two Managers). Each Manager that has been appointed shall have one vote. Except for Extraordinary Matters, all policies and other matters to be decided by the Board of Managers shall be determined by a majority vote of the members of the Board of Managers present at a meeting at which a quorum is presented.

(b) Extraordinary Matters. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not (and shall cause its subsidiaries not to) take any of the following actions without the approval of (i) the Class B Managers or (ii) at least a Majority in Interest of the Class B Members (each, an “Extraordinary Matter”):

(i) amending this Agreement to the extent such amendment would have a disproportionate and adverse effect on any Class B Member;

(ii) issuing any additional Class B Units (other than issuing Class B Units to existing Class B Members in connection with an equity offering in accordance with Section 9.3);

(iii) incurrence of aggregate indebtedness by the Company or the Company Entities in excess of an amount equal to five times (5x) the Company’s EBITDA for the prior four (4) fiscal quarters;

(iv) entering into any arrangement or transaction between, or the payment of any fees or costs from, the Company or any Company Entity, on the one hand, and any Class A Member or any Affiliate of a Class A Member, on the other hand, other than (A) ordinary course commercial transactions and (B) any future issuances of equity or convertible securities by the Company, subject to the preemptive rights set forth in Section 9.3, in either case on terms that are no less favorable to the Company than would be obtained in a comparable arm’s-length transaction with an unaffiliated third party;

(v) selling or transferring any Company Entity or any business units or divisions from either Company Entity to any Affiliate of Amneal;

(vi) assigning any rights in specific property of the Company or any Company Entity for other than bona fide company purposes of the Company or any Company Entity;

(vii) forming any subsidiaries of the Company other than whole owned limited liability company subsidiaries;

(viii) selling, contributing or otherwise issuing any Common Units to any Affiliate, unless such Common Units are sold or contributed at a value per Unit determined pursuant to a valuation obtained from an appraisal firm selected by the Class B Manager;

(ix) dissolving, winding-up or liquidating the Company or initiating a bankruptcy proceeding involving the Company or any of its subsidiaries;

(x) permitting any Company Entity to issue equity securities;

(xi) permitting the Company to loan any funds to any Person;

(xii) causing any Company Entity to engage in any of the above actions; or

(xiii) agreeing or committing to do any of the foregoing.

Section 6.5 Officers.

(a) General. The Company may have such officers as the Board of Managers shall from time to time determine (collectively, the “Officers”). Any number of offices may be held by the same Person. Officers need not be Members, Managers or residents of the State of Delaware. Nothing contained herein nor shall the ownership of any Units confer upon any Person the right to employment or to remain in the employ of the Company. Nothing contained in this Section 6.5(a) shall be deemed to limit or otherwise abridge any rights or obligations to which the Company or an Officer may be subject pursuant to the terms of any employment, management or other similar agreement.

(b) Appointment of Officers. The Board of Managers shall have the sole power to designate Officers. Any Officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them by written resolution of the Board of Managers. The Board of Managers may assign titles to particular Officers. Each Officer shall hold office for the term for which he or she is elected or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to the terms of any applicable employment agreement, any Officer may be removed as such, either with or without Cause, at any time by the Board of Managers.

ARTICLE VII.

DISTRIBUTIONS

Section 7.1 Distributions Generally. Subject to the other provisions of this Article VII, the Board of Managers shall distribute Net Cash Available for Distribution when and as determined by the Board of Managers; provided, however, that following exercise of the Put Right, the Board of Managers shall use commercially reasonable efforts to utilize all available free cash flow to satisfy the priority distribution right set forth in Section 7.2(c) below. Notwithstanding anything to the contrary contained in this Agreement, the Company, and the Board of Managers on behalf of the Company, shall not be required to make a distribution to any Member if such distribution would violate the Act, applicable law or the terms of any contractual arrangement entered into by the Company.

Section 7.2 Distribution Allocations.

(a) Interim Distributions. Subject to Section 7.1, Section 7.2(b), Section 7.3 and Section 7.4, Net Cash Available for Distribution will be distributed to the Common Members pari passu in accordance with their respective Common Percentage Interests.

(b) Deemed Liquidation Event Distributions. Subject to Section 7.1, Section 7.3 and Section 7.4, net proceeds of a Deemed Liquidation Event will be distributed (i) first, to the Common Members in accordance with their respective Common Percentage Interests until they have received pursuant to Section 7.2(a) and this Section 7.2(b)(i) an amount equal to such Member’s Capital Contributions and (ii) thereafter to the Common Members in accordance with their respective Common Percentage Interests. If any amount to be distributed pursuant to this Section 7.2 is insufficient to pay the total amount payable under any priority level, such amount shall be distributed within such priority level to the Members in proportion to their claim under such priority level.

(c) Priority Distribution. Notwithstanding the foregoing, in the event that the Put Right is exercised pursuant to Section 9.6, the Electing Class B Members shall receive a priority distribution of the Put Price prior to any additional distribution pursuant to Section 7.2(a) or Section 7.2(b) in proportion to their respective Class B Percentage Interests until the Put Price is distributed in full.

Section 7.3 Tax Distributions. With respect to any tax period (or the portion thereof) ending after the date hereof, the Company shall, on each Tax Distribution Date, make Distributions to all Members pro rata, in accordance with each Member’s Common Percentage Interest, an amount of cash pursuant to this Section 7.3 until each Member has received an amount at least equal to its Assumed Tax Liability. To the extent that any Member would not otherwise receive its Common Percentage Interest of the aggregate tax Distributions to be paid pursuant to this Section 7.3 on any Tax Distribution Date, the tax Distributions to such Member shall be increased to ensure that all Distributions made pursuant to this Section 7.3 are made pro rata in accordance with such Member’s Common Percentage Interest.

Section 7.4 Withholding. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or other governmental authority any amounts required to be so withheld pursuant to the Code or other applicable provisions of any federal, state or local law. All amounts withheld pursuant to the Code or any provision of any state or local tax with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VII for all purposes under this Agreement. Each Member shall indemnify and hold harmless the Company for all taxes (including interest, penalties and additions to tax) relating to amounts received by such Member from the Company that were required to have been withheld by the Company under applicable law.

Section 7.5 Distributions In-Kind. No right is given to any Member to demand and receive property other than cash. Distributions made prior to the liquidation of the Company will only take the form of cash or marketable Securities. Upon liquidation of the Company, the Board of Managers will endeavor to make distributions as described in the preceding sentence, but distributions may also include non-marketable Securities, with prior notice to the Members, and such distributions may, at the direction of each Member, be made directly to the Member or indirectly through the use of a liquidating trust or other entity.

ARTICLE VIII.

ALLOCATIONS

Section 8.1 Allocation of Net Income and Net Loss.

(a) Net Income and Net Loss and items thereof shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year and at any time the Gross Asset Values of Company Assets are adjusted pursuant to clause (b) or clause (c) of the definition thereof, and more often as required hereby or by the Code.

(b) Subject to the other provisions of this Article VIII, Net Income and Net Loss for any Fiscal Year or other period shall be allocated in a manner such that the Capital Account balances of each of the Members shall be equal to (i) the amount that each Member would have been entitled to receive pursuant to Section 7.2 if the Company were liquidated at such time and liquidating distributions were governed by Section 7.2 (and taking into account, for purposes of this Section 8.1, the effect of Section 7.3), assuming that all Company Assets were sold for cash equal to their respective Gross Asset Values and all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the Company Assets securing such liability), minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately before the hypothetical sale of Company Assets.

Section 8.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article VIII, the following special allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 8.2(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(i)(3). This Section 8.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate their respective Adjusted Capital Account Deficits as quickly as practicable. It is intended that this Section 8.2(c) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d) Limitation on Allocation of Net Loss. If the allocation of Net Loss to a Member as provided in Section 8.1 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit (a “Deficit Member”). The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Common Percentage Interests, subject to the limitations of this Section 8.2(d). If any Net Loss is so allocated to a Member, that Member subsequently shall be allocated all Net Income which would otherwise have been allocated to a Deficit Member but for this sentence, until the aggregate amount of Net Income so allocated equals the aggregate amount of Net Loss allocated to the Member pursuant to the preceding sentence.

(e) Nonrecourse Deductions and Member Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Common Percentage Interests. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(f) Curative Allocation. The allocations set forth in Section 8.2(a), 8.2(b), 8.2(c), 8.2(d), and 8.2(e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 8.1(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Section 8.3 Tax Allocations.

(a) Except as provided in Section 8.3(b) hereof, for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss and deduction shall be allocated among the Members in the same manner as the Company’s correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article VIII.

(b) Tax items with respect to a Company Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the “remedial method” provided for under Code Section 704(c) and the applicable Treasury Regulations, unless a different method is chosen by the Board of Managers. If the Gross Asset Value of any Company Asset is adjusted subsequent to its contribution pursuant to the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder using any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Board of Managers. Allocations pursuant to this Section 8.3(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss and any other items or distributions pursuant to any provision of this Agreement.

Section 8.4 Other Provisions.

(a) For any Fiscal Year during which Units are transferred among the Members or to another Person, the portion of the Net Income, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such Units shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined by the Board of Managers.

(b) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be such Member’s Common Percentage Interest.

(c) If an interest in the Company is transferred, or distribution of Company Assets is made to a Member, the Company may, in the discretion of the Board of Managers, file an election pursuant to Section 754 of the Code to cause the basis of Company Assets to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

Section 8.5 Binding Effect. All allocations, calculations, distributions and determinations made by the Board of Managers or its independent public accountants in accordance with this Agreement shall be final and binding on all Members.

ARTICLE IX.

ADMISSION OF AND WITHDRAWAL

BY MEMBERS; TRANSFERS; CERTAIN RIGHTS OF MEMBERS

Section 9.1 No Withdrawal of Members; Inactive Members. No Member shall be entitled to withdraw from the Company or receive any return of, or demand the return of, its Capital Contribution, or any other assets or capital, from the Company, including any property other than cash in respect of its Units, except as set forth in this Agreement or upon the liquidation of the Company or as otherwise approved by the Board of Managers in its discretion. Notwithstanding the foregoing, if a Member Transfers all of such Member’s Units in compliance with this Article IX, then such Member will cease to be a Member of the Company.

Section 9.2 Transfers by Members.

(a) Certain Prohibitions. Except as expressly provided in this Article IX, no Member may Transfer all or any part of such Member’s Units without the prior written consent of a majority of the Managers of the Board of Managers, other than a Transfer (i) to a Permitted Transferee of such Member or (ii) pursuant to Section 9.4 or Section 9.5. Any such Transfer as to which the Board of Managers has consented may only be made upon compliance with Section 9.2(b). In furtherance of the foregoing, no Member shall issue, or permit any of its direct or indirect members or shareholders to issue or Transfer, any of the Equity Securities in such Member (or direct or indirect member or shareholder of such Member) (which shall include any voting or economic interest in such Member) to any other Person, other than a Transfer to (A) a Permitted Transferee of such Member or (B) pursuant to Section 9.4 or Section 9.5, without the prior written consent of the Board of Managers.

(b) Conditions to Transfer. Any purported Transfer by a Member must satisfy the following additional conditions (any one or more of which may be waived by the Board of Managers): (i) the transferor or transferee of the Units must undertake to pay all expenses incurred by the Company in connection therewith; (ii) the Company must receive from the Person to whom such Transfer is to be made a Joinder Agreement executed by or on behalf of such Person and such other documents, instruments, opinions, and certificates as may reasonably be requested by the Board of Managers pursuant to which such transferee will become bound by this Agreement with respect to the Units so Transferred; (iii) such Member must Transfer the transferred Units in such transaction to one or more transferees, each of which is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act; and (iv) such Transfer must not cause the Company to lose its status as a partnership for federal income tax purposes. Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

(c) Nonconforming Transfers Void. Any actual or purported Transfer of the Units of any Member that does not comply with the provisions of this Section 9.2 shall be void ab initio and of no force and effect and shall not bind the Company. The Company will incur no liability for distributions made to any transferor prior to compliance with this Section 9.2 with respect to the Units that are the subject of any such actual or purported Transfer.

(d) Permitted Transfers. The Transfer by any Class B Member of all or any portion of its Units to a Permitted Transferee shall be permitted without the necessity of obtaining the approval of the Board of Managers, so long as such Transfer complies with Section 9.2(b) and such Class B Member delivers to the Board of Managers a written notice of such Transfer at least ten days prior to effecting such Transfer; provided that any Transfer to any Permitted Transferee shall not be deemed to reduce or otherwise alter the Restricted Period applicable to such Class B Member’s obligations under Section 5.4. For the avoidance of doubt, a Class B Member (and its

Permitted Transferees) shall not be deemed to be a Permitted Transferee of another Class B Member (and its Permitted Transferees) solely as a result of the fact that both Persons are Class B Members.

(e) Legend. Each Member hereby acknowledges that, if certificates of the Company’s Equity Securities are ever issued, federal securities laws and the securities laws of the state in which the Member resides or works may require the placement of certain restrictive legends upon the Equity Securities issued, and each Member hereby consents to the placing of any such legends upon certificates evidencing the Equity Securities as the Company, or its counsel, may reasonably deem necessary; provided, however, that any such legend or legends shall be removed when no longer applicable. Any and all certificates now or hereafter issued evidencing the Company’s Equity Securities shall have endorsed upon them legends substantially as follows:

“OWNERSHIP OF THIS CERTIFICATE, THE UNITS EVIDENCED BY THIS CERTIFICATE AND ANY INTEREST THEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER APPLICABLE LAW AND UNDER AGREEMENTS WITH THE COMPANY, INCLUDING THE AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY AND INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, HYPOTHECATION, TRANSFER, PLEDGE OR OTHER DISPOSITION.” THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH AGREEMENT, INCLUDING WITHOUT LIMITATION, THE TRANSFER RESTRICTIONS AND FORCED SALE PROVISIONS CONTAINED THEREIN.”

“THE UNITS ARE SUBJECT TO THE COMPANY’S RIGHT TO REPURCHASE AND CERTAIN OBLIGATIONS TO SELL UNDER THE AMENDED AND RESTATED OPERATING AGREEMENT BETWEEN THE UNITHOLDER AND THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR REVIEW AT THE OFFICE OF THE SECRETARY OF THE COMPANY.”

Such certificates shall also bear such legends and shall be subject to such restrictions on transfer as may be necessary to comply with all applicable federal and state securities laws and regulations. Nothing contained herein shall require the delivery of any certificate to any Member at any time when the Company Equity Securities are not certificated.

(f) Securities Law Compliance.

(i) No Member shall effect any Transfer of Company Equity Securities unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws. The Company shall not cause or permit the Transfer of any Company Equity Securities to be made on its books (or on any register of securities maintained on its behalf) unless the Transfer is permitted by, and has been made in accordance with the terms of this Agreement and all applicable federal and state securities laws. Any attempted Transfer in violation of the terms hereof shall be null and void ab initio and of no effect. In connection with any Transfer of Company Equity Securities by a Member, the Company may, in its sole discretion, request an opinion in form and substance reasonably satisfactory to the Board of counsel to such Member reasonably satisfactory to the Company stating that such transaction is exempt from registration under the Securities Act and in compliance with applicable state securities laws.

(ii) From and after the date hereof, and until such time as such securities have been sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration, all certificates (if any) representing Company Equity Securities that are held by any Unitholder shall bear a legend which shall state the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO INTEREST HEREIN MAY BE SOLD, OFFERED, ASSIGNED, DISTRIBUTED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING ANY SUCH TRANSACTION OR (B) THE COMPANY RECEIVES AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS OR (C) THE COMPANY AND ITS COUNSEL ARE OTHERWISE SATISFIED THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL STATE SECURITIES LAWS.”

Nothing contained herein shall require the delivery of any certificate to any Member at any time when the Units are not certificated.

Section 9.3 Preemptive Rights. Subject to the terms and conditions of this Section 9.3 and applicable securities laws, if the Company issues, offers or sells any new Securities (the “Issuance”) to a Person, the Company shall offer such Securities to the Members in accordance with their respective Common Percentage Interests and the following provisions:

(a) Not fewer than ten calendar days prior to the Company’s closing and consummation of the Issuance, the Company shall give written notice (the “Preemptive Offer Notice”) to each Member stating (i) the number of new Securities issued, offered, sold or to be issued, offered or sold (the “New Securities”) and (ii) the price, terms, preferences and rights, if any, upon which it proposes to issue, offer or sell such Securities. For the avoidance of doubt, nothing shall prevent the Company from offering such New Securities to the Members promptly following the issuance or grant of such New Securities; provided, that any New Securities issued or sold in connection with such issuance shall be disregarded for purposes of calculating each

Member’s Common Percentage Interest at such time (but not for subsequent determinations) so as to achieve the same economic effect as if such offer would have been made prior to such sale.

(b) By written notification to the Company within ten calendar days after the Preemptive Offer Notice is delivered, each Member may elect to purchase or otherwise acquire, at the price and on the terms specified in the Preemptive Offer Notice, up to such Member’s Common Percentage Interest of the New Securities. In the event any Member does not purchase all of its Common Percentage Interest of the New Securities (a “Non-Participating Member”), the Class A Members shall have the right to purchase the New Securities not purchased by the Non-Participating Member on a pro-rata basis based on their respective ownership of the Class A Common Units or in any other manner they may unanimously agree upon. The closing of any sale pursuant to this Section 9.3 shall occur before the later of (i) 15 days of the date that the Preemptive Offer Notice is given and (ii) the date of initial issuance, offer or sale of the New Securities.

(c) The Company may, during the 120-day period following the expiration of the five calendar day period provided in Section 9.3(b), issue, offer or sell to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Preemptive Offer Notice (i) such portion of the New Securities which a Member does not have the right to purchase pursuant to this Section 9.3 and (ii) any New Securities that a Member does not elect to purchase pursuant to this Section 9.3. If the Company does not consummate such issuance or sale of the New Securities within such 120-day period, the preemptive rights provided pursuant to this Section 9.3 shall be deemed to be revived and such New Securities shall not be issued, offered or sold unless first reoffered to the Members in accordance with this Section 9.3.

(d) The preemptive rights set forth in this Section 9.3 shall not be applicable to (and for the avoidance of any doubt, New Securities shall not include) (i) Securities issued to third-party lenders in connection with any arms’-length transaction approved by the Board of Managers and providing debt financing for the Company, or (ii) Securities issued in connection with a bona fide acquisition by the Company of another Person that is not an Affiliate of the Company or any Member.

Section 9.4 Drag-Along Right.

(a) Subject to Section 9.4(b), if a Class A Member (the “Dragging Member”) proposes to Transfer to one or more third parties that are not Affiliates of such Class A Member (collectively, the “Drag-Along Purchaser”), in a single transaction or a series of transactions, a number of Units representing at least a majority of the Class A Common Units, the Dragging Member shall have the right (a “Drag-Along Right”) to require each other Member (the “Dragged Members”) to (i) take all action necessary or appropriate in order to cause or enable the Dragging Member or the Company, as applicable, to effect such transaction and (ii) Transfer a corresponding percentage of such Dragged Members’ Units to the Drag-Along Purchaser on the same terms and conditions, for the same per Unit consideration and at the same time as the Units being sold by the Dragging Member (a transaction described above, a “Drag-Along Sale”).

(b) In order to exercise a Drag-Along Right, the Dragging Member shall notify each Dragged Member of the principal terms and conditions of the proposed Drag-Along Sale at least 30 days prior to the consummation of the proposed Drag-Along Sale. Each Dragged Member will take all actions reasonably requested by the Dragging Member in connection with the consummation of such Drag-Along Sale. In furtherance of and not in limitation of the foregoing, in connection with a Drag-Along Sale, each Dragged Member shall (i) consent to and raise no objections against the Drag-Along Sale or the process pursuant to which it was arranged, (ii) waive any appraisal rights and other similar rights and (iii) execute all documents reasonably required to complete the Drag-Along Sale on the same terms and conditions as the Dragging Member. No Dragged Member shall be required to provide any representations, warranties or indemnities in connection with any Drag-Along Sale, other than customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities, and then only to the extent that the Dragging Member provides similar representations, warranties and indemnities (except that in the case of representations, warranties, and indemnities pertaining specifically to the Dragging Member, each Dragged Member shall make the comparable representations, warranties, and indemnities pertaining specifically to such Dragged Member). Any indemnification obligations in a Drag-Along Sale shall be provided by the Members pro rata based on the consideration received by each Member and, with respect to each Member, shall be limited to the net proceeds received by such Member.

(c) The reasonable professional advisor fees and expenses of the Dragging Member incurred in connection with a Drag-Along Sale and for the benefit of all Members (it being understood that costs incurred by or on behalf of Dragging Member for its sole benefit will not be considered to be for the benefit of all Members) and, to the extent not paid or reimbursed by the Company, such fees and expenses shall be borne by all Members on a pro rata basis, based on the consideration received by each Member.

(d) For the purposes of clarity, the Members acknowledge and agree that a Drag-Along Sale shall be a Deemed Liquidation Event, and the proceeds from any such Drag-Along Sale and the aggregate consideration to be received by the Members shall be allocated pursuant to the order and priority set forth in Section 7.2(b).

(e) In no manner shall this Section 9.4 be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any transaction structured as a merger or consolidation (it being understood that the Members hereby expressly waive rights under Section 18-210 of the Delaware Act (entitled “Contractual Appraisal Rights”) in connection with any Deemed Liquidation Event or any other transaction of the Company that would give rise to such rights, and the Members hereby grant to the Board of Managers the sole right to approve or consent to any merger or consolidation of the Company whatsoever without approval or consent of the Members, whether or not such merger or consolidation is a Deemed Liquidation Event.

(f) In lieu of exercise of the Drag-Along Right, the Company may redeem all Class B Units immediately prior to the Drag-Along Sale for the same price per Unit being received by the holders of Class A Units (after taking into account the redemption of the Class B Units).

(g) Power of Attorney.

(i) Each Dragged Member hereby constitutes and appoints each Class A Member, and any successor-in-interest of a Class A Member, as such Dragged Member’s true and lawful attorney-in-fact, with full power of substitution, for it and in its name, place and stead, from time to time to (1) make, enter, execute, deliver and file any and all agreements, instruments, certificates or other documents to effect the rights of the Dragging Member under this Section 9.4 and (2) take any further action which said attorney-in-fact shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully as such Dragged Member might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof, so long as said acts are in accordance with the terms of this Agreement.

(ii) The foregoing grant of authority set forth in clause (i) of this Section 9.4(g) (1) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, incompetence, bankruptcy, dissolution or liquidation of any Dragged Member; (2) may be exercised by the Class A Members for each Dragged Member by the signature of any Class A Member or by listing all of the Dragged Members executing any agreement, instrument, certificate or other document with the single signature of any Class A Member as attorney-in-fact for all of them; and (3) shall survive the Transfer by any Dragged Member of all or any part of its Equity Securities in the Company, except that where the transferee or assignee thereof is admitted as a substituted Member as to all of such Equity Security, this power of attorney shall survive the delivery of such Transfer for the sole purpose of enabling such attorney-in-fact to make, enter, execute, deliver and file any such agreement, instrument, certificate or other document necessary to effect such substitution.

Section 9.5 Tag-Along Rights.

(a) If at any time one or more Members (the “Tag Sellers”) propose to Transfer Units representing 10% or more (taking into account prior Transfers of Units by the Tag Sellers) of the Units owned by the Tag Sellers to one or more third parties (any such third party is referred to as the “Tag-Along Purchaser”), prior to such Transfer, the Tag Sellers shall (i) obtain a bona fide arm’s-length written offer (the “Tag-Along Offer”) from the Tag-Along Purchaser for the purchase of such Units and (ii) give written notice of the proposed Transfer (the “Tag-Along Notice”) to the Class B Members. The Tag-Along Notice shall be accompanied by a copy of the Tag-Along Offer. The Tag-Along Notice shall identify (A) the Tag-Along Purchaser, (B) the number of Units each Class B Member may sell to the Tag-Along Purchaser as determined in accordance with Section 9.5(b), (C) the price per Unit being offered by the Tag-Along Purchaser for the such Units (the “Tag-Along Price”) and (D) all other material terms and conditions of the Tag Along Offer.

(b) For a period of ten calendar days following delivery of the Tag-Along Notice (the “Tag-Along Period”), each Class B Member shall have the irrevocable right to accept the Tag-Along Offer, exercisable by delivery of a written notice of acceptance (the “Tag-Along Acceptance”) on the terms and conditions specified in the Tag-Along Offer for up to such Class B Member’s Class B Percentage Interest (on a fully-diluted basis) of the Units proposed to be Transferred by the Tag Sellers.

(c) If any Class B Member elects to accept the Tag-Along Offer by delivering a Tag-Along Acceptance before the expiration of the Tag-Along Period, the Tag Sellers shall use all commercially reasonable efforts to cause the Tag-Along Purchaser to agree to acquire all of the applicable Units included in such Tag-Along Acceptances (the “Tag-Along Units”) upon the same terms and conditions set forth in the Tag-Along Notice. If the Tag-Along Purchaser is unwilling or unable to acquire all of Tag-Along Units upon such terms, then the Tag Sellers may elect either to cancel such sale or to proceed with such sale by reducing the number of Units to be sold pursuant to the Tag-Along Notice and the number of Tag-Along Units to be sold pursuant to the Tag-Along Acceptances such that the total number of Units to be sold by the Tag Sellers, on the one hand, and the total number of Tag-Along Units to be sold by the applicable Class B Members, on the other hand, shall each be reduced by being multiplied by a fraction, the numerator of which is equal to the total number of Units the Tag-Along Purchaser is willing to purchase and the denominator of which is equal to the aggregate of the total number of Units proposed to be sold by the Tag Sellers and the total number of Tag-Along Units proposed to be sold by the applicable Class B Members. Within 15 Business Days after the end of the Tag-Along Period, the Tag Sellers shall notify the applicable Class B Members of the number of Units beneficially owned by such Class B Members that will be included in the sale and also how many Units the Tag Sellers are selling compared to the total number of Units being sold. No Class B Member shall be required to provide any representations, warranties or indemnities in connection with any Tag-Along Acceptance, other than customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities, and then only to the extent that the Tag Sellers provide similar representations, warranties and indemnities (except that in the case of representations, warranties, and indemnities pertaining specifically to the Tag Sellers, each applicable Class B Member shall make the comparable representations, warranties, and indemnities pertaining specifically to itself). Any indemnification obligations in a sale of Tag-Along Units shall be pro rata based on the consideration received by the Members and limited to the net proceeds received by each Member.

(d) The fees and expenses of the Tag Sellers incurred in connection with a Tag-Along Offer and for the benefit of all Members participating in the Tag-Along Offer (it being understood that costs incurred by or on behalf of Tag Sellers for their sole benefit will not be considered to be for the benefit of all Members participating in the Tag-Along Offer), to the extent not paid or reimbursed by the Company, shall be shared by all Members participating in the Tag-Along Offer on a pro rata basis, based on the consideration received by each Member.

(e) The Tag-Along Purchaser shall have 90 days, commencing on the day following the expiration of the Tag-Along Period, in which to purchase from the Tag Sellers and the applicable Class B Members, the number of Units as determined pursuant to this Section 9.5. If at the end of such 90-day period the Tag-Along Purchaser has not completed the purchase of all the Units proposed to be sold in accordance with the terms and conditions set forth in the Tag-Along Notice, the provisions of this Section 9.5 shall continue to be in effect with respect to all such Units as if no Tag-Along Notice had been given with respect thereto.

Section 9.6 Class B Member Liquidity Right.

(a) During each Put Period, the Class B Members shall have the right (the “Put Right”) to require Amneal or the Company to purchase, and Amneal or the Company, as applicable, shall purchase (with such purchasing entity determined at the sole discretion of Amneal), up to one third (1/3) of the aggregate number of Class B Common Units (the “Put Class B Common Units”) held by such Class B Members (the “Exercising Class B Members”), for a purchase price per Class B Unit calculated based on the enterprise value of the Company equal to (i) five and a half times (5.5x) the aggregate EBITDA of the Company and its subsidiaries for the immediately preceding Fiscal Year less the amount of net indebtedness of the Company and its subsidiaries as of the end of the immediately preceding Fiscal Year extrapolated from the Company’s audited financial statements, divided by (ii) the number of outstanding Common Units (the “Put Price”); provided that the Put Right shall only be exercisable pursuant to this Section 9.6(a) if each of the Put Right Conditions have been satisfied for the applicable calendar year of the Put Measurement Period. For purposes of clarification, assuming the Put Right Conditions have been satisfied in each Put Period beginning on January 1, 2026, then the Put Class B Common Units that Amneal shall be required to purchase over such three Put Periods shall be equal to up to one hundred percent (100%) of the aggregate number of Class B Common Units held by the Exercising Class B Members. Amneal will be entitled to receive customary representations and warranties from the Exercising Class B Members regarding such purchase, including with respect to the due authorization, execution and delivery of any agreement entered into in connection with such purchase, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, title to the Put Class B Common Units and the absence of any liens or other limitation or restriction on such Put Class B Common Units or the Transfer thereof. At the closing of the purchase of the Put Class B Common Units, the Exercising Class B Members shall deliver the certificates, if any, evidencing the number of Put Class B Common Units to be purchased by Amneal, accompanied by interest powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are reasonably necessary or requested by Amneal in order to transfer to Amneal good title to the Put Class B Common Units to be transferred, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature other than those imposed under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Put Price shall be calculated by excluding the impact of outstanding Common Units that were issued (i) after the end of the last fiscal quarter used in calculating the EBITDA component of the Put Price and (ii) in exchange for cash proceeds that are used directly or indirectly to fund the payment of the Put Price.

(b) The Exercising Class B Members shall give to Amneal, the Company and the other Class B Members written notice of their intention to exercise the Put Right, which notice shall include the number of Class B Common Units with respect to which the Put Right is being exercised, the Put Price and documentation with respect to the determination thereof (the “Put Right Exercise Notice”). Such other Class B Members shall have five days from the date the Put Right Exercise Notice is received to deliver written notice to Amneal and the Exercising Class B Members of such Class B Member’s intention to exercise the Put Right with respect to up to one third (1/3) of their respective Class B Common Units at the Put Price set forth in the Put Right Exercise Notice, and if such notice is delivered, any such other Class B Member shall be considered an Exercising Class B Member and the relevant Class B Common Units shall be included in the Put Class B Common Units for purposes of this Section 9.6. The Put Price shall be payable by Amneal as a priority distribution pursuant to Section 7.2(c).

Section 9.7 Class B Common Units Call Right. At any time following the date hereof, Amneal shall have the right, but not the obligation (the “Call Right”), to require the Class B Members to sell, and the Class B Members shall sell, some or all of the aggregate Class B Common Units (the “Called Class B Common Units”) held by such Class B Members, for a purchase price calculated based on the enterprise value of the Company equal to five and a half times (5.5x) the aggregate EBITDA of the Company and its subsidiaries for the prior four (4) fiscal quarters, less the amount of net indebtedness of the Company and its subsidiaries (the “Call Price”); provided that the Class B Members shall have the one time right to defer the exercise of the Call Right and corresponding purchase of the Called Class B Common Units until the subsequent calendar year following the year in which the Call Right was exercised. Any such purchase of Called Class B Common Units shall be pro rata with respect to all Class B Members. Amneal will be entitled to receive customary representations and warranties from the Class B Members regarding such purchase, including with respect to the due authorization, execution and delivery of any agreement entered into in connection with such purchase, its authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, title to the Called Class B Common Units and the absence of any liens or other limitation or restriction on such Called Class B Common Units or the Transfer thereof. At the closing of the purchase of the Called Class B Common Units, the Class B Members shall deliver the certificates, if any, evidencing the number of Called Class B Common Units to be purchased by Amneal, accompanied by interest powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are reasonably necessary or requested by Amneal in order to transfer to Amneal good title to the Called Class B Common Units to be transferred, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature other than those imposed under this Agreement. Amneal shall give to the Class B Members and the Company written notice of its intention to exercise the Call Right, which notice shall include the number of Class B Common Units with respect to which the Call Right is being exercised, the Call Price and documentation with respect to the determination thereof. The Call Price shall be payable by Amneal in immediately available funds to a bank account or bank accounts designated by the Class B Members. Notwithstanding anything in this Agreement to the contrary, the Call Price shall be calculated by excluding the impact of outstanding Common Units that were issued (i) after the end of the last fiscal quarter used in calculating the EBITDA component of the Call Price and (ii) in exchange for cash proceeds that are used directly or indirectly to fund the payment of the Call Price.

Section 9.8 Change of Control.

(a) Class B Common Units Redemption Upon Change of Control.

(i) Upon the occurrence of a Change in Control Event, the Company or its successor in interest shall redeem in full all of the outstanding Class B Common Units for a price per unit equal to such Class B Common Unit’s pro rata portion of the net equity value received for all of the Company’s Common Units as a result of such Change in Control Event (the “Change in Control Consideration”); provided that the Board of Managers, in its sole discretion, shall have the right to cause Amneal instead of the Company to purchase such Class B Common Units in lieu of a redemption. A “Change in Control Event” shall mean the occurrence of any of the following: (i) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions); (ii) a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which the equityholders of the Company immediately prior to the completion of such merger or consolidation beneficially own, directly or indirectly, outstanding voting Securities representing less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation; or (iii) an acquisition by any Person or group other than in a merger or consolidation of the type referred to in subsection (ii), of beneficial ownership of outstanding voting Securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company (in a single transaction or series of related transactions).

(ii) The Company or its successor in interest shall deliver written notice to each Class B Member (a “Notice of Occurrence of Change in Control Event”) within five (5) days after the occurrence of a Change in Control Event, specifying that a Change in Control Event has occurred, the material facts and circumstances of such Change in Control Event, the redemption date (no more than ten (10) days following delivery of notice, the “Change in Control Redemption Date”), the Change in Control Consideration, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Change in Control Redemption Notice”). Upon receipt of a Notice of Occurrence of Change in Control Event, on or after the Change in Control Redemption Date, each Class B Member shall surrender to the Company the certificate or certificates, if any, representing such Class B Common Units, in the manner and at the place designated in the Change in Control Redemption Notice, and thereupon the Change in Control Consideration shall be payable to the Person whose name appears on such certificate or certificates as the owner thereof, if such Class B Common Units are certificated, and each surrendered certificate shall be cancelled. If such Class B Common Units are not certificated, the Change in Control Consideration shall be payable to the Person whose name appears on the books and records of the Company as the holder of the Class B Common Units being redeemed pursuant to this Section 9.8(b).

(b) No Further Rights. From and after any redemption of Class B Common Units pursuant to this Section 9.8, all rights of the holders of Class B Common Units, as applicable, designated for redemption (except the right to receive the Change in Control Consideration) shall cease with respect to the Units to be redeemed, and such Units shall not thereafter be transferred on the books of the Company or its successor in interest or be deemed to be outstanding for any purpose whatsoever.

ARTICLE X.

BOOKS AND RECORDS

Section 10.1 Financial Information.

(a) The Members shall have access to the information contemplated by Section 18-305 of the Delaware Act.

(b) Upon the request of any Class B Member, the Company shall deliver, or cause to be delivered to the Class B Members as soon as reasonably practicable:

(i) after the end of each fiscal year of the Company or any Company Entity, an audited consolidated balance sheet of the Company and its subsidiaries as of the last day of such fiscal year and the related statements of income and cash flow for such fiscal year;

(ii) after the end of the each fiscal quarter, an unaudited consolidated balance sheet of the Company and its subsidiaries as of the last day of such fiscal quarter and the related statements of income and cash flow for that portion of such fiscal year then ending;

(iii) after the end of the each fiscal month, reasonable interim financial information for such fiscal month; and

(iv) any information provided to the lenders of the Company or any of its Subsidiaries.

Section 10.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Company will be kept in accordance with generally accepted accounting principles in the United States, consistently applied by Amneal, and will reflect all Company transactions and be appropriate for the Company’s business.

ARTICLE XI.

TAX MATTERS

Section 11.1 Preparation of Tax Returns. The Tax Matters Representative will arrange for the preparation and timely filing of all returns relating to Company income, gains, losses, deductions and credits, as necessary for federal, state and local income tax purposes and will provide the Members with applicable Form Schedules K-1 within 180 days following the end of the Fiscal Year of the Company.

Section 11.2 Tax Matters.

(a) Amneal is hereby designated as the partnership representative of the Company for purposes of the Partnership Tax Audit Rules (in such role, the “Tax Matters Representative”). In addition, (i) the Class A Members, acting through a Majority in Interest of the Class A Members, are hereby authorized to (A) designate any other eligible Person selected by the Class A Members as the Tax Matters Representative, and (B) take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation of Amneal (or any eligible Person selected by the Majority in Interest of the Class A Members) as the Tax Matters Representative; and (ii) each Member hereby consents to the initial designation of Amneal as the Tax Matters Representative and agrees to take such other actions as may be requested by the Tax Matters Representative to ratify, or confirm its consent to, such initial designation and any future change in the designation of the Tax

Matters Representative. In such capacity, the Tax Matters Representative shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner and partnership representative to the extent provided in the Code and the Treasury Regulations, and is authorized and required to represent the Company in connection with any administrative Proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(b) The Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company to pay taxes and interest in connection with any audit of the Company, including, if the Tax Matters Representative so determines, by means of elections under Section 6226 of the Code and/or the Members filing amended returns under Section 6225(c)(2) of the Code. The Members agree to cooperate in good faith, including by timely providing information reasonably requested by the Tax Matters Representative and making elections and filing amended returns reasonably requested by the Tax Matters Representative, and by paying any applicable taxes, interest and penalties, to give effect to the preceding sentence. The Company shall make any payments it may be required to make under the Revised Partnership Audit Procedures and, in the Tax Matters Representative’s reasonable discretion, allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective interests in the Company for that year and any other factors taken into account in determining the amount of the payment. To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 11.2, such amounts shall, at the election of the Tax Matters Representative, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement or (ii) be paid by the Member to the Company within 30 days of written notice from the Tax Matters Representative requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within 30 days of written notice from the Tax Matters Representative requesting the payment. Any cost or expense incurred by the Tax Matters Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Company.

(c) The provisions contained in this Section 11.2 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s interest in the Company and shall apply to any current or former Member.

Section 11.3 Taxation as Partnership. The Company shall at all times be treated as a partnership for federal and state income tax purposes, and neither the Board of Managers nor the Members shall change such classification without the prior written consent of each Member.

ARTICLE XII.

LIABILITY AND INDEMNIFICATION

Section 12.1 Liability.

(a) Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Indemnified Person will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Indemnified Person.

(b) Except as otherwise expressly required by the Delaware Act or applicable law, neither the Board of Managers nor any Member will have any liability, whether to the Company, the Board of Managers, to any of the other Members or to the creditors of the Company, for (i) any loss suffered by the Company or any other Member that arises out of any investment or other action or omission of any other Indemnified Person if such action or omission did not constitute breach of fiduciary duty, gross negligence, intentional misconduct or fraud or (ii) the debts, liabilities, contracts or other obligations of the Company. Notwithstanding the foregoing, an Indemnified Person will be liable to the Company and the other Indemnified Persons for such Indemnified Person’s material breach of his, her or its express obligations under this Agreement and any payments expressly required to be made by such Indemnified Person pursuant to this Agreement.

Section 12.2 Indemnification.

(a) Agreement to Indemnify. The Company will, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person against all claims, liabilities and expenses of whatever nature (“Claims”) relating to activities undertaken in connection with or in relation to the Company or this Agreement, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and attorneys’, accountants’ and other professionals’ fees and expenses and all other expenses reasonably incurred in the defense, prosecution or preparation for the defense or prosecution of, or preparing to testify as a witness in connection with, any such Claim (all of such amounts covered by this Section 12.2 are referred to as “Losses”) imposed upon or reasonably incurred by such Indemnified Person in connection with the defense, prosecution or other disposition of any action, suit, arbitration or other proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, before any court, administrative body or arbitrator in which such Indemnified Person may be or may have been involved, as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, except with respect to any matter as to which such Indemnified Person did not act in good faith and in the reasonable belief that such Indemnified Person’s action was in or not opposed to the best interests of the Company or constituted gross negligence, intentional misconduct or fraud. No indemnification will be payable pursuant to this Section 12.2 to an Indemnified Person:

(i) against any liability incurred by reason of conduct that has been finally determined (without right to further appeal) to be Disabling Conduct by such Indemnified Person;

(ii) in respect of any action by or in the right of the Company against such Indemnified Person if such Indemnified Person is adjudged to be liable to the Company unless and only to the extent that the court in which such Proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnified Person is fairly and reasonably entitled to indemnity for such expenses which such court or arbitrator deems proper; and

(iii) in respect of any Proceeding brought or maintained by such Indemnified Person against the Company, the Board of Managers or any Member or such Member’s Affiliates.

The termination of any Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that such Indemnified Person was guilty of Disabling Conduct or that such Person did not act in good faith, and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company or that such Indemnified Person had reasonable cause to believe that its conduct was unlawful.

(b) Certain Determinations. All determinations that the applicable standards of conduct have been met for indemnification under this Section 12.2 will be made by the Board of Managers in the good-faith exercise of their judgment; provided, however, that if the determination is being made with respect to an Indemnified Person who is also a member of, or has a representative on, the Board of Managers, such Person or their representative shall not participate in such determination by the Board of Managers.

(c) Advancement of Monies. In the discretion of the Board of Managers, expenses incurred by an Indemnified Person in connection with any Claim that may be subject to a right of indemnification hereunder may be advanced by the Company prior to the final disposition thereof upon the Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount to the Company if it is determined ultimately that the Indemnified Person is not entitled to be indemnified hereunder in respect of such Claim.

(d) Reimbursement. To the extent that any Indemnified Person has been successful on the merits or otherwise in defense of a Claim referred to in this Section 12.2 hereof or an action by or in the right of the Company, the Company will indemnify such Indemnified Person against all expenses actually and reasonably incurred by such Indemnified Person in connection therewith.

(e) Notice of Claims, etc. Promptly after receipt by an Indemnified Person of notice of the commencement of any Claim or threatened Claim referred to in this Section 12.2, such Indemnified Person must, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of such Claim; provided, however, that the failure of any Indemnified Person to give notice as provided herein will not relieve the Company of its obligations under this Section 12.2, except to the extent that the Company is prejudiced by such failure to give notice. Subject to any attorney-client privilege or similar consideration, each Indemnified Person must keep the Board of Managers apprised of the progress and status of any such Claim. Subject to any attorney-client privilege or similar consideration, the Board of Managers will furnish to each Member such information concerning any such Claim to which such Member is a party as such Member may from time to time reasonably request.

(f) Participation in Defense. In case any Proceeding is brought against any Indemnified Person for which such Person is seeking indemnity hereunder, the Company will be entitled to participate in and to assume the defense thereof to the extent that the Board of Managers in their discretion may determine, with counsel reasonably satisfactory to such Indemnified

Person, unless in the opinion of independent counsel to such Indemnified Person a conflict of interest exists or may reasonably be expected to arise between the Company and such Indemnified Person. After the Company so assumes the defense thereof, the Company will not be liable for expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. Without the consent of the Indemnified Person, the Company will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect of such Claim. If the Company does not elect to assume the defense of an Indemnified Person, such Indemnified Person may not enter into any settlement for which he, she or it seeks to be indemnified under this Agreement without the consent of the Board of Managers.

(g) Limitation on Indemnification. The indemnification to be provided by the Company pursuant to this Section 12.2 will only be recoverable out of the assets of the Company.

(h) Amendment; Modification; Repeal. Any amendment, modification, or repeal of this Section 12.2 shall be shall be prospective only and shall not in any way affect the rights of any Indemnified Person under this Section 12.2 as in effect immediately prior to such amendment, modification, or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when claims relating to such matters may arise or be asserted.

(i) Survival. The provisions of this Section 12.2 will not survive the termination of the Company and the final distribution of its assets as a result thereof, and following such termination, neither any Member nor any Indemnified Person will have any claim for indemnification hereunder against any Member or against or with respect to any assets or properties distributed to such Member at any time. Except in connection with the termination of the Company and the final distribution of its assets as a result thereof, the provisions of this Section 12.2 will survive in favor of any Indemnified Person following termination of this Agreement.

ARTICLE XIII.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Company will be dissolved and its affairs will be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act; or

(b) subject to Section 6.4(b), the Board of Managers’ consent to dissolve the Company.

Section 13.2 Notice of Dissolution. Upon the dissolution of the Company, the Board of Managers will promptly notify the Members of such dissolution.

Section 13.3 Liquidation. Upon dissolution of the Company, subject to Section 13.4 below, the Board of Managers, as liquidating trustee, will immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The cash proceeds from the liquidation of Company Assets shall be applied or distributed by the Company in the following order:

(a) first, to the creditors of the Company (including the Board of Managers and any Members that are creditors to the extent permitted by law), in satisfaction of liabilities of the Company other than liabilities for distributions to Members pursuant to Section 17-604 of the Delaware Act, and as reasonable reserves therefor;

(b) second, to Members and former Members in satisfaction of liabilities, if any, for distributions pursuant to Section 17-604 of the Delaware Act, and as reasonable reserves therefor; and

(c) third, to the Members in accordance with Section 7.2(b).

Section 13.4 Termination. The Company will terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XIII, and the Certificate will have been cancelled in the manner required by the Delaware Act.

Section 13.5 Claims of the Members. Members and former Members may look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against the Company or any other Member.

ARTICLE XIV.

COVENANTS OF THE MEMBERS; CONFIDENTIALITY

Section 14.1 Nondisclosure.

(a) Each Member acknowledges that such Member will have access to confidential and proprietary information of the Company Entities and their respective Affiliates, including statistical, personal and client information, historical and financial information, business strategies, operating data, organizational and cost structures, pricing information, technology, know-how, processes, software, patient databases, contracts and other proprietary information (collectively, “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” shall not include information (i) which is or becomes part of the public knowledge or literature, not as a result of any breach of the provisions of this Agreement or (ii) which is lawfully disclosed, without any restriction on additional disclosure, to the receiving Person by a third party who is free lawfully to disclose the same.

(b) Except as required by law or judicial order, no Member shall at any time, directly or indirectly, use Confidential Information in any way (including for such Member’s own private or commercial purposes) or disclose Confidential Information to, or discuss Confidential Information with, any other Person; provided, however, that notwithstanding the foregoing, (i) the Members shall be permitted to use Confidential Information in connection with the evaluation of such Member’s direct or indirect investment in the Company and (ii) the Members shall be permitted to disclose Confidential Information (A) to those directors, managers, members, officers, employees or agents of the Company Entities and their respective Affiliates whose access to such information is reasonably necessary in connection with the operation of the Company Entities as contemplated under this Agreement and any other agreements to which any Company Entity is a party and (B) with respect to each Member, those directors, managers, members, officers, employees, agents or limited partners of such Member and their tax, financial, legal, accounting and similar advisors whose access to such information is reasonably necessary in connection with the operation of such Member, and with respect to the Class A Members, their potential investors and financing sources; provided that the party disclosing any Confidential Information pursuant to clause (ii)(B) shall be (I) required to inform the Person to whom such information is disclosed that such Confidential Information is subject to this Section 14.1 and that such Person is responsible to comply with this Section 14.1 as if such Person was a Member and (II) responsible for any use or disclosure by such Person of the Confidential Information that would be in violation of this Section 14.1 if such Member had so used or disclosed such Confidential Information.

(c) Each Member acknowledges and agrees that the Company and other Members may be harmed irreparably by a violation of this Section 14.1, that the Company’s remedies at law for any breach or threat of breach of the provisions of this Section 14.1 shall be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section 14.1 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled at law or in equity. Each Member hereby agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The provisions of this Section 14.1 shall survive any termination of this Agreement and the date on which such Member ceases to be a Member.

Section 14.2 Future Financing. Each of the Members hereby agrees to use the Member’s reasonable best efforts to cooperate with the Company, and take any actions reasonably necessary, in connection with any future debt financing by the Company approved by the Board of Managers, including any restructuring, diligence or other actions required in connection with such financing.

ARTICLE XV.

MISCELLANEOUS

Section 15.1 Amendments. Subject to Section 6.4(b)(i), any amendment to this Agreement will be adopted and be effective as an amendment hereto if approved by the Board of Managers; provided, however, that no amendment will be made, and any such purported amendment will be void and ineffective, to the extent the result thereof would be to: (a) cause the Company to be treated as anything other than a partnership for purposes of United States income taxation without the consent of all the Members or (b) amend this Section 15.1 without the consent of all the Members. The Board of Managers shall provide to all Members a copy of any amendments to this Agreement as soon as practicable after adoption. Notwithstanding the foregoing in this Section 15.1, the Board of Managers shall have the right, without the consent of the Members, to amend or modify this Agreement to reflect Transfers, new or additional issuances, including new or additional Units, or modifications of the terms of existing or future Units and the addition of new Members, in each case, conducted in accordance with the terms of this Agreement, and any corresponding modifications of Unit ownership set forth on Schedule A.

Section 15.2 Representations and Warranties of all Members. Each Member, severally and not jointly, represents and warrants to the Company and the other Members as follows:

(a) The performance of this Agreement by such Member will not violate (i) any provision of the certificate or articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational documents of such Member (if applicable), (ii) any provision of applicable law or regulation, any order of any court or other agency of government, or (iii) any provision of any indenture, agreement or other instrument to which such Member or any of such Member’s properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

(b) This Agreement constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

(c) Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of such Member’s investment in the Units acquired by such Member.

(d) Such Member is acquiring the Units being acquired by such Member for such Member’s own account and not for, or as the nominee of, any other Person and for investment, and not with a view to the distribution thereof in violation of the Securities Act and the rules and regulations promulgated thereunder or applicable state securities laws.

(e) Such Member understands that (i) the Units being acquired by it have not been registered under the Securities Act or applicable state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) such Units must be held by such Member indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration.

(f) Such Member possesses the financial resources to bear the risk of economic loss with respect to the Units being acquired by such Member hereunder.

(g) Such Member will not, directly or indirectly, offer, sell, pledge, Transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Units acquired by it except in compliance with the Securities Act and all applicable state securities laws.

Section 15.3 Notices. All notices provided for in this Agreement must be in writing, duly signed by the party giving such notice, and must be delivered, mailed or e-mailed (and if e-mailed, with a copy sent by reputable overnight courier service (charges prepaid) as follows):

(a) If given to the Company or the Board of Managers, at the Company’s mailing address set forth below:

Rondo Partners, LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, NJ 08807

Attn: General Counsel

Email: legaldept@amneal.com

With a copy, which alone shall not constitute notice, to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attn: Steven M. Cohen

Email: steven.cohen@morganlewis.com

(b) If to any Member, to the address of such Member set forth on Schedule A.

Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when sent by email to the recipient, with a copy sent by reputable overnight courier service (charges prepaid), one calendar day after being sent by such courier service, or (iii) one calendar day after being sent to the recipient by reputable overnight courier service (charges prepaid).

Section 15.4 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

Section 15.5 Specific Enforcement. Each party hereto acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and each Member shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court or before any arbiter.

Section 15.6 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive such party’s right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 15.7 Binding Effect. This Agreement will be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 15.8 Interpretation. Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever is applicable. All references herein to “Articles,” “Sections” and paragraphs refer to corresponding provisions of this Agreement. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Whenever the context may require in this Agreement or any Exhibit hereto, any pronoun shall include the corresponding masculine, feminine and neuter forms. When utilized in this Agreement or any Exhibit hereto, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “hereof,” “herein,” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (c) the word “or” shall not be deemed to be exclusive.

Section 15.9 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 15.10 Counterparts. This Agreement may be executed in any number of counterparts (which may be delivered electronically) with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and will constitute one instrument.

Section 15.11 Waiver. No rights or remedies hereunder shall be waived except as approved by the Board of Managers in writing. Any waiver given for breach or default will be effective only for the breach or default which it addresses and will not be deemed a waiver of any other breach or default.

Section 15.12 Further Assurances. Each Member agrees to execute any additional documents and to perform any additional acts as are, or become, necessary or convenient to carry out the purposes of this Agreement.

Section 15.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the formation of, and the terms and conditions relating to the management, operation, business and affairs of, the Company, and supersedes all prior oral and written, and all contemporaneous oral, understandings, negotiations and agreements with respect to the subject matter hereof.

Section 15.14 Treatment for Tax Purposes. The Members and the Company will take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may be reasonably required to qualify for and receive treatment as a partnership for United States federal, state and local tax purposes.

Section 15.15 Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies will be governed by such laws without regard to principles of conflict of laws. In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Delaware Act, the applicable provision of the Delaware Act shall control. Any

Proceeding under or with respect to this Agreement, shall be brought in any court of competent jurisdiction in the State of Delaware and each of the Company and the Members hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Proceeding. Each of the Company and the Members hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any Proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such Proceeding brought in any such court has been brought in any inconvenient forum.

Section 15.16 Section Titles. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 15.17 Assignment of Company’s Rights to Third Party Lender. Notwithstanding any other provision in this Agreement, any of the rights of the Company hereunder may be collaterally assigned to any third-party lender to the Company without the consent of the Members or otherwise (notwithstanding any provisions of such letter agreement to the contrary).

Section 15.18 Spousal Consent. Any Member who is married at the time such Person executes this Agreement shall, as a condition to being admitted to the Company as a Member and/or as a condition to being entitled to receive any Units or other interest under this Agreement or in respect of the Company, be required to obtain his or her spouse’s signature to the Spousal Consent in the form of Exhibit C. Any Person who executes this Agreement but does not provide an executed Spousal Consent hereby represents and warrants to the Company that such Person does not have a spouse. Any Person who marries after being admitted to the Company as a Member shall be required to obtain his or her spouse’s signature to the Spousal Consent in the form of Exhibit C within 30 days after the date of such marriage.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above stated.

THE COMPANY:

RONDO PARTNERS, LLC

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: President and CEO

AMNEAL:

RONDO ACQUISITION LLC

By:	/s/ Chirag Patel
Name: Chirag Patel
Title: President and CEO

Signature Page to Amended and Restated Operating Agreement of Rondo Partners, LLC

ROLLOVER SELLERS:

THE DARREN THOMAS SHIRLEY BUSINESS TRUST

By:	/s/ Darren Thomas Shirley
Name: Darren Thomas Shirley Title: Trustee

THE STEVE SHIRLEY BUSINESS TRUST

By:	/s/ Steve Shirley
Name: Steve Shirley Title: Trustee

Signature Page to Amended and Restated Operating Agreement of Rondo Partners, LLC

Exhibit A

Defined Terms

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) any amounts that such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentence of either of Treasury Regulations Sections 1.704-2(i)(5) or 1.704-2(g)(1) shall be treated as added back to the Member’s Capital Account Deficit; and

(b) the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be treated as reducing the Member’s Capital Account for the purpose of computing such deficit, and shall increase the Adjusted Capital Account Deficit.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” with reference to any Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than 50% of the voting power in, such Person, and the term “Affiliated” shall have a correlative meaning. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble, as amended, modified, supplemented or restated from time to time.

“Assumed Tax Liability” means, with respect to any Member at any Tax Distribution Date, an amount equal to (1) the amount of federal, state, local and foreign income taxes (including any applicable estimated taxes) for such taxable year, determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, that the Board of Managers estimates in good faith would be due from such Member as of the relevant Tax Distribution Date, (i) assuming such Member were an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Article V, (ii) taking into account adjustments and allocations under Sections 704(c), 734 and 743 of the Code and applicable limitations on the deductibility of capital losses and the effect of deductions under Section 199A of the Code, and (iii) assuming that such Member is subject to tax at the Assumed Tax Rate or (2) such lower amount that such Member shall establish for such Tax Distribution Date by providing written notice thereof to the Board of Managers at least five (5) Business Days prior to such Tax Distribution Date. The Board of Managers shall reasonably determine the Assumed Tax Liability for each Member based on such assumptions as the Board of Managers in good faith deems reasonably necessary.

Exhibit A-1

“Board of Managers” means the Board of Managers designated by the Members pursuant to Article VI.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Delaware are authorized or required by law to close.

“Capital Account” means the capital account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article VIII or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of cash and the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement (for the avoidance of doubt, excluding any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company), (ii) such Member’s allocable share of Net Loss and any other items in the nature of deductions, expenses or losses that are specially allocated to such Member pursuant to Article VIII or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units.

(d) In determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board of Managers may make such modification. The Board of Managers shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money or other property (net of any liabilities) contributed (or deemed contributed) to the

Exhibit A-2

Company in accordance with this Agreement with respect to such Member’s Units, in each case, as set forth on Schedule A, as may be amended from time to time.

“Cause” means any of the following as determined in good faith by the Board of Managers:

(i) a Person’s conviction of or plea of guilty or nolo contendere to a felony or a misdemeanor involving material dishonesty;

(ii) a Person’s willful misconduct in the performance of his duties hereunder (including theft, fraud, embezzlement, and securities law violations) that results, or would reasonably be expected to result, in material economic or reputational harm to the Company;

(iii) a Person’s violation of the Company’s Code of Business Conduct or other written policies made available to such Person that results, or would reasonably be expected to result, in material economic or reputational harm to the Company;

(iv) any breach by the Person of such Person’s covenants under Section 5.4; or

(vi) any material breach by the Person of any provision of this Agreement which breach is not cured, to the extent susceptible to cure, within 15 business days after the Board of Managers has provided the Person with written notice thereof specifying such violation.

For purposes of the definition of “Cause”, no act or failure to act on the part of a Person shall be considered “willful,” unless done, or omitted to be done, in bad faith or without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including their reputation). For the avoidance of doubt, no act or failure to act on the part of the Person based upon the direction or advice of legal counsel to the Company shall be deemed to constitute Cause hereunder.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Class A Member” means a Member that holds Class A Common Units.

“Class B Member” means a Member that holds Class B Common Units.

“Class B Percentage Interest” means, with respect to each Class B Member, an amount equal to the product of (a) the quotient obtained by dividing (i) the number of Class B Common Units owned of record by such Member by (ii) the aggregate number of issued and outstanding Class B Common Units at such time, and (b) 100, expressed as a percentage.

“Code” means the U.S. Internal Revenue Code of 1986, as previously or hereafter amended.

“Common Member” means each of the Class A Members and the Class B Members.

Exhibit A-3

“Common Percentage Interest” means, with respect to each Common Member, an amount equal to the product of (a) the quotient obtained by dividing (i) the number of Common Units owned of record by such Member by (ii) the aggregate number of issued and outstanding Common Units at such time, and (b) 100, expressed as a percentage.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash and including the Company’s right to receive Capital Contributions hereunder).

“Company Minimum Gain” has the meaning specified in Treasury Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

“Deemed Liquidation Event” shall mean a sale of Units, merger or consolidation of the Company (other than one in which Members immediately prior to such merger or consolidation beneficially own a majority by voting power of the outstanding Equity Securities of the surviving or acquiring entity) or a sale, lease, Transfer or other disposition of all or substantially all of the assets of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time and any successor statute thereto.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided, further, that if such beginning adjusted tax basis is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Disabling Conduct” means any conduct in relation to the Company or any of its Affiliates, which pursuant to the Delaware Act may not legally be indemnified.

“EBITDA” means earnings before interest, tax, depreciation and amortization, as determined in accordance with GAAP as applied to prepare the Company’s audited financial statements.

“Equity Securities” means any common, preferred or other capital stock of, or any general or limited partnership interests or limited liability company interests in, or any right to participate in the profit and losses of, any Person and any warrants, rights, convertible securities or options to purchase, subscribe for or to convert any Security evidencing debt for any of the foregoing or for any such warrant, right, convertible security or option.

Exhibit A-4

“Excluded Business Opportunity” means any matter, transaction or interest that is presented to or acquired, created or developed by, or which otherwise comes into the possession of, a Class A Member, a Class A Manager, a Class B Member or a Class B Manager, other than an ordinary course business opportunity taken by Apace KY LLC, a Kentucky limited liability company d/b/a Apace Packaging LLC, or AvMEDICAL, LLC that is not in the Restricted Business.

“Fair Market Value” means the value per Unit determined pursuant to a valuation obtained from Duff & Phelps, KPMG, Deloitte or BDO or another qualified accounting firm, in each case to be selected by the Board of Managers; provided that such valuation shall not include any minority discount.

“Fiscal Year” means (a) the period commencing upon the formation of the Company and ending on December 31, 2020 or (b) any subsequent 12-month period commencing on January 1 and ending on December 31.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Board of Managers.

(b) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subsections (i) through (iv) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times:

(i) the acquisition of an interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an interest in the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the issuance of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(g); and

Exhibit A-5

(v) at such other times as the Board of Managers shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Sections 1.704 1(b) and 1.704-2.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board of Managers.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Board of Managers reasonably determines that an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss (and not the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for federal income tax purposes).

“Indemnified Person” means, with respect to any act or omission that gives rise to a claim for indemnification under Article XII of this Agreement, (a) the Board of Managers, each accountant, attorney and other agent of the Board of Managers, (b) any of the Officers of the Company and (c) the Members and their Affiliates.

“Lien” means, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in, or any interest or title of any vendor, lessor, lender or other secured party to or of such person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

“Majority in Interest” means those Members who have, at the time of determination thereof, a majority of the outstanding Units or specific class of Units, as the case may be.

“Manager” means a member of the Board of Managers.

“Member” means, at a specific time, a Person holding Units who has acquired such Units in accordance with the provisions hereof, acting in the capacity of a member of the Company, and “Members” means, at such specific time, all of such Persons, collectively, acting in their capacities as members of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt

Exhibit A-6

were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Net Cash Available for Distribution” means all cash available for distribution by the Company (other than Capital Contributions), as determined in the good faith discretion of the Board of Managers in excess of amounts retained by the Company for other purposes, including: (a) to pay Company expenses and for anticipated liabilities, (b) to fund reserves, (c) to fund anticipated payments on indebtedness of the Company, (d) to fund any anticipated acquisitions and (e) to pay any required tax withholdings; provided that, with respect to clauses (b) and (d), the Board of Managers shall take into account the Company’s obligation to make Tax Distributions.

“Net Income” or “Net Loss” means an amount equal to the Company’s taxable income or loss with respect to applicable investments or activity, determined in accordance with the principles of Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction or expense required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments, it being the intention not to duplicate any item of income or loss:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be taken into account in computing such Net Income or Net Loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be taken into account in computing such Net Income or Net Loss;

(c) in the event the Gross Asset Value of any Company Asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) to the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation; and

Exhibit A-7

(g) notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Article VIII hereof shall not be taken into account in computing Net Income or Net Loss.

The amounts of the items of Company income, gain, loss, deduction or expense available to be specially allocated pursuant to Article VIII hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

“Nonrecourse Deduction” has the meaning specified in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning specified in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Partnership Tax Audit Rules” means Code Sections 6621 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof and any similar provision of state or local laws.

“Percentage Interest” means, with respect to each Member, an amount equal to the product of (a) the quotient obtained by dividing (i) the number of Units owned of record by such Member by (ii) the aggregate number of issued and outstanding Units at such time, and (b) 100, expressed as a percentage.

“Permitted Transferee” means, with respect to any Person, (a) the holders of the Equity Securities of such Person, (b) for estate planning purposes, the spouse and descendants (whether natural or adopted) of such Person, and (c) any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such Person, such Person’s spouse and/or such Person’s descendants (whether natural or adopted); provided, however, with respect to a Class A Member, “Permitted Transferee” shall also include any Affiliate (including any fund or similar entity of which such Person serves as an investment advisor, manager or in a similar capacity) of such Class A Member and any potential co-investors or other financing sources.

“Person” means a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Portfolio Company” means any Person in which the Company makes, directly or indirectly, an investment (including any debt or equity investment).

“Put Measurement Period” means the calendar year prior to the commencement of the Put Period.

Exhibit A-8

“Put Period” means the 30-day period after delivery of the Company’s audited financial statements in each calendar year beginning with 2026 calendar year.

“Put Right Conditions” means, with respect to any applicable calendar year, (a) annual aggregate EBITDA of the Company and its subsidiaries is greater than $75,000,000 during the Put Measurement Period, and (b) the Company has available free cash flow, as determined by the Board of Managers, after taking into account all liabilities and obligations relating to outstanding indebtedness of the Company and its subsidiaries.

“Restricted Business” means the manufacturing, packaging, repackaging, marketing labeling and distributing in the Restricted Territory of pharmaceutical products or any additional business activities in which any Company Entity participates during the period the Class B Member in question holds any equity interest in the Company.

“Securities” means capital stock, limited or general partnership interests, limited liability company interests, bonds, notes, debentures and other obligations, investment contracts and other instruments or evidences of indebtedness commonly referred to as securities and any rights, warrants and options related thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by corporate taxpayers and the due date for federal income tax returns of corporate taxpayers (without regard to extensions).

“Transfer” means to directly or indirectly, sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of or suffer the creation of an interest in or Lien on any Equity Security, including by merger, consolidation, recapitalization, redemption, or an exchange.

“Treasury Regulations” means the permanent and temporary regulations promulgated by the U.S. Treasury Department under the Code, as such regulations may be amended from time to time.

The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Amneal	Preamble
Called Class B Common Units	Section 9.7(a)
Call Price	Section 9.7(a)
Call Right	Section 9.7(a)
Change in Control Consideration	Section 9.8(b)(i)
Change in Control Event	Section 9.8(b)(i)
Change in Control Redemption Date	Section 9.8(b)(ii)
Change in Control Redemption Notice	Section 9.8(b)(ii)
Claims	Section 12.2(a)

Exhibit A-9

Class	Section 4.1(a)
Class A Common Units	Section 4.1(a)
Class A Managers	Section 6.2(a)
Class B Common Units	Section 4.1(a)
Class B Manager	Section 6.2(a)
Common Units	Section 4.1(a)
Company	Preamble
Company Entities	Preamble
Confidential Information	Section 14.1(a)
Deficit Member	Section 8.2(d)
Drag-Along Right	Section 9.4(a)
Drag-Along Sale	Section 9.4(a)
Dragged Member	Section 9.4(a)
Dragging Member	Section 9.4(a)
DTS Trust	Preamble
Exercising Class B Members	Section 9.6(a)
Extraordinary Matter	Section 6.4(b)
Initial Agreement	Preamble
Issuance	Section 9.3
JBS Trust	Preamble
Joinder Agreement	Section 5.7
New Securities	Section 9.3(a)
Non-Participating Member	Section 9.3(b)
Notice of Occurrence of Change in Control Event	Section 9.8(b)(ii)
Officers	Section 6.5(a)
Preemptive Offer Notice	Section 9.3(a)
Proceeding	Section 12.2(a)
Purchase Agreement	Preamble
Put Class B Common Units	Section 9.6(a)
Put Price	Section 9.6(a)
Put Right	Section 9.6(a)
Put Right Exercise Notice	Section 9.6(b)
Regulatory Allocations	Section 8.2(f)
Representative	Preamble
Restricted Parties	Section 5.4(a)
Restricted Period	Section 5.4(a)
Rollover Sellers	Preamble
Rondo Holdings	Preamble
Rondo Intermediate Holdings	Preamble
Rondo Top Holdings	Preamble
SS Trust	Preamble
Tag-Along Acceptance	Section 9.5(b)
Tag-Along Notice	Section 9.5(a)
Tag-Along Offer	Section 9.5(a)
Tag-Along Period	Section 9.5(b)

Exhibit A-10

Tag-Along Price	Section 9.5(a)
Tag-Along Purchaser	Section 9.5(a)
Tag-Along Units	Section 9.5(c)
Tax Matters Representative	Section 11.2(a)
Tag Sellers	Section 9.5(a)
Unit	Section 4.3(a)

Exhibit A-11